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                                                                   EXHIBIT 12-16

                               DTE ENERGY COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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

                                                           Three
                                                           Months                Year Ended December 31
                                                           Ended         ------------------------------------------
                                                           3/31/99       1998              1997            1996
                                                           -------       ----              ----            ----

                                                                 (Millions, except for ratio and percent)

Net income.............................................   $       115    $       443      $       417     $       309
                                                          -----------    -----------      -----------     -----------

Taxes based on income:
   Income taxes........................................            14            154              257             221
   Municipal and state.................................             1              3                4               3
                                                           ----------    -----------      -----------     -----------
     Total taxes based on income.......................            15            157              261             224
                                                           ----------    -----------      -----------     -----------

Fixed charges:
   Interest expense....................................            83            319              297             291
   Allowance for funds used during
     construction......................................             2              -                -               -
   Interest factor of rents............................             9             34               34              34
   Preferred stock dividend factor.....................             -              7               18              26
                                                           ----------    -----------      -----------     -----------
     Total fixed charges...............................            94            360              349             351
                                                           ----------    -----------      -----------     -----------

Earnings before taxes based on income
   and fixed charges...................................   $       224    $       960      $    1,027      $       884
                                                          ===========    ===========      ===========     ===========

Ratio of earnings to fixed charges                               2.38           2.67            2.94             2.52

Preferred stock dividends..............................   $         -    $         6      $       12      $        16
Dividends meeting requirement of
   IRC Section 247.....................................   $         -    $         4      $        4      $         4
Percent deductible for income tax purposes.............             -          40.00%          40.00%           40.00%
Amount deductible......................................             -              2                2               2
Amount not deductible..................................             -              4               10              14
Ratio of pretax income to net income...................             -          1.351              .61            1.69
Dividend factor for amount not deductible..............             -              5               16              24
Amount deductible......................................             -              2                2               2
                                                          -----------    -----------      -----------     -----------
     Total preferred stock dividend factor.............   $         -    $         7      $        18     $        26
                                                          ===========    ===========      ===========     ===========
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